FIRST AMENDMENT
TO
AMENDED AND RESTATED STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This First Amendment to Amended and Restated Stockholder Protection Rights Agreement (this Amendment") is entered into as of June 13, 2008, between Wilshire Enterprises, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a limited purpose trust company organized under the banking laws of the State of New York, as rights agent (the "Rights Agent").

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Stockholder Protection Rights Agreement, dated as of December 6, 2006 (the "Rights Agreement");

WHEREAS, the Company, NWJ Apartment Holdings Corp., a Maryland corporation ("Parent"), and NWJ Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the "Merger") with the Company surviving the Merger on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement prior to the Flip-in Date (as such term is defined in the Rights Agreement) in any respect and that the Rights Agent shall duly execute and deliver any such supplement or amendment requested by the Company;

WHEREAS, on June 13, 2008, the Company's Board of Directors resolved to amend the Rights Agreement as set forth herein in order to render the Rights (as such term is defined herein) inapplicable to the Merger and the other transactions contemplated by the Merger Agreement;

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

Section 2. Amendments to Rights Agreement. Effective as of the date first written above, the Rights Agreement is hereby amended as follows:

(a) The definition of "Acquiring Person" set forth in Section 1.1 of the Rights Agreement is hereby amended to add the following at the end thereof:

"In addition, notwithstanding anything in this Agreement to the contrary, none of NWJ Apartment Holdings Corp., a Maryland corporation ("Parent"), and NWJ Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), or any of their Affiliates or Associates, individually or collectively, shall be an "Acquiring Person" solely by reason of: (1) the approval, adoption, execution or delivery of an Agreement and Plan of Merger (as it may be amended and supplemented, the "Merger Agreement"), among the Company, Parent and Merger Sub pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the "Merger") with the Company surviving the Merger on the terms and subject to the conditions set forth therein, (2) the approval, adoption, execution or delivery of the Voting Agreement (as defined in the Merger Agreement)(as it may be amended and supplemented, the "Voting Agreement"), (3) the consummation of the Merger or (4) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement."

(b) The definition of "Beneficial Ownership" set forth in Section 1.1 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

"Notwithstanding anything in this definition of "Beneficial Owner," "Beneficial Ownership" or "Beneficially Own" to the contrary, none of Parent, Merger Sub, or any of their Affiliates or Associates, individually or collectively, shall be deemed the "Beneficial Owner" or shall be deemed to "Beneficially Own" any shares of Common Stock solely as a result of (i) the approval, adoption, execution or delivery of the Merger Agreement, (ii) the approval, adoption, execution or delivery of the Voting Agreement, (iii) the consummation of the Merger or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement."

(c) The definition of "Expiration Time" in Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the effective time of a consolidation, merger or share exchange (each a “Business Combination”) of the Company into another entity pursuant to an agreement entered into prior to a Flip-in Date, (iv) the Effective Time (as such term is defined in the Merger Agreement), (v) the close of business on August 31, 2007, unless the Independent Directors determine at a meeting to be held within 30 days prior to August 31, 2007, that this Agreement continues to be in the best interests of the Company and its stockholders, (vi) the close of business on August 31, 2008, unless the stockholders of the Company approve this Agreement at the Company’s 2008 annual meeting of stockholders, and (vii) the close of business on August 31, 2010. In the event the Expiration Date means the Effective Time, the Company shall promptly notify the Rights Agent after the occurrence of such Effective Time."

(d) The definition of "Stock Acquisition Date" in Section 1.1 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, adoption, execution or delivery of the Merger Agreement, (ii) the approval, adoption, execution or delivery of the Voting Agreement, (iii) the consummation of the Merger or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement."

(e) The definition of "Flip-in Date" in Section 1.1 of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

"; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Flip-in Date shall be deemed not to have occurred solely as a result of (i) the approval, adoption, execution or delivery of the Merger Agreement, (ii) the approval, adoption, execution or delivery of the Voting Agreement, (iii) the consummation of the Merger or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement".

(f) The definition of "Flip-over Transaction or Event" in Section 1.1 of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

"; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Flip-over Transaction or Event shall be deemed not to have occurred solely as a result of (i) the approval, adoption, execution or delivery of the Merger Agreement, (ii) the approval, adoption, execution or delivery of the Voting Agreement, (iii) the consummation of the Merger or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement".

(g) The definition of "Separation Time" in Section 1.1 of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

"; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Separation Time shall be deemed not to have occurred solely as a result of (i) the approval, adoption, execution or delivery of the Merger Agreement, (ii) the approval, adoption, execution or delivery of the Voting Agreement, (iii) the consummation of the Merger or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement ".

(h) Section 1.1 of the Rights Agreement is amended by adding at the end thereof the following:

"Each of "Merger Agreement", "Parent", "Merger Sub" "Merger" and "Voting Agreement" shall have the meanings given to such terms in the definition of "Acquiring Person".

Section 3. Effective Date. This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto.

Section 4. Interpretation. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

Section 5. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

Section 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflict of laws principles that would cause the application of the laws of any other jurisdiction).

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 8. Certification. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on June 13, 2008, hereby certifies to the Rights Agent that the amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 5.4 of the Rights Agreement.

Section 9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date and year first above written by a duly authorized officer or representative of each party hereto, as the case may be.

WILSHIRE ENTERPRISES, INC.

By:	/s/ Sherry Wilzig Izak
Name:	Sherry Wilzig Izak
Title:	Chairman of the Board

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Michael G. Mullings
Name:	Michael G. Mullings
Title:	Vice President